Exhibit 21.1

Subsidiaries of Interchange Corporation

Percent Ownership if
Name	Jurisdiction	Less Than 100%

Interchange Europe Holding Corporation	Delaware
Inspire Infrastructure 2i AB	Sweden
Inspire Infrastructure Espana SL	Spain	75%
Inspire Infrastructure (UK) Limited	United Kingdom